SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 23, 2003

Date of Report (Date of earliest event reported)

HEPALIFE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-29819 (Commission File Number)	58-2349413 (I.R.S Employer Identification No.)

1628 West 1st Avenue, Suite 216, Vancouver, British Columbia,  V6J 1G1

(Address of principal executive offices)

(800) 518-4879

(Registrant’s telephone number, including area code)

ITEM 1.  Changes in Control of Registrant.

None.

ITEM 2.  Acquisition or Disposition of Assets.

None.

ITEM 3.  Bankruptcy or Receivership.

None.

ITEM 4.  Changes in Registrant’s Certifying Accountant.

None.

ITEM 5.  Other Events.

None.

ITEM 6.  Resignations of Registrant’s Director’s

On September 22, 2003, Mr. Arian Soheili joined the Board of Directors and replaced Mr. Harmel S. Rayat as the Company’s President and Chief Executive Officer.

Mr. Arian Soheili graduated with his Bachelor’s degree in Business Administration from Simon Fraser University in 1993.  From 1993 to 1994, Mr. Soheili worked as a financial administrator for the Nisga’a Tribal Council, helping manage a 52-fund, $20 million-plus annual budget.

Subsequently, Mr. Soheili joined Grant Thornton International, one of the world’s leading accounting, tax and business advisory organizations dedicated to mid-size companies. With a network of 585 offices in 110 countries, the Company’s global revenues exceed $1.8 billion annually.  Mr. Soheili completed his term with the firm in 1995.

In January, 1996, he joined Deloitte & Touche, a world-class professional services firm in business since 1880, with more than 30,000 employees in the United States alone.  At Deloitte & Touche, Mr. Soheili was responsible for providing IT solutions to small to mid-size businesses. During his tenure with the firm, he grew IT consulting revenues for his operations by 300%, achieving 95% chargeable time recovery rates.

In January 1999, Mr. Soheili launched Cantatus Systems Group, Inc. Today, the firm has achieved double and triple-digit sales and revenue growth, successfully expanding operations throughout the entire Pacific Northwest region and into Western Canada, including Oregon, Washington, British Columbia, and Alberta.

Also on September 22, 2003, Mr. Harvinder Dhaliwal resigned from the Board of Directors and as the Company’s Secretary and Treasurer, a position accepted by Harmel S. Rayat, a current Director. As agreed to by the Company and Mr. Dhaliwal in a Nonstatutory Stock Option Agreement dated February 10, 2003, all remaining outstanding stock options held by Mr. Dhaliwal will be terminated immediately, with the exception of 12,500 options, which will terminate on September 30, 2003.

ITEM 7.  Financial Statements and Exhibits.

None.

ITEM 8.  Change in Fiscal Year.

None.

ITEM 9.  Regulation FD Disclosure

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEPALIFE TECHNOLOGIES, INC.

/s/ Jeet Sidhu

Jeet Sidhu

Director

Date: September 23, 2003